EXHIBIT 99.1

First Horizon Reports First Quarter Results and Highlights

Company Successfully Executing on Strategic Priorities

MEMPHIS, Tenn., April 16, 2019 (GLOBE NEWSWIRE) -- First Horizon National Corp. (NYSE:FHN) today announced its first quarter 2019 financial results. Reported earnings per share (EPS) were $0.31, up three percent from fourth quarter 2018; on an adjusted basis1, earnings per share were $0.35.

“During the first quarter, we delivered on our priorities to drive profitable growth in our key markets and specialty areas, improve efficiency, effectively return capital to shareholders, and identify opportunities to provide more value to our customers,” said Bryan Jordan, First Horizon’s chairman and CEO. “Looking ahead, we remain focused on executing on our strategic plan and are confident in our ability to achieve our objectives as we navigate evolving market conditions.”

The earnings results indicate the company’s focus on its strategic priorities announced last November, which are to dominate Tennessee; profitably grow key markets and specialty areas; transform the customer experience; and optimize the expense base.

Highlights for the quarter include:

  Strong balance sheet growth with growth in loans and deposits in Regional Banking
  Solid fee income increase, largely driven by higher revenues in Fixed Income, with Fixed Income average daily revenue up 48 percent compared to 4Q2018
  Effective capital deployment, with $51.5 million in share buybacks and increased quarterly dividend per common share from $.12 to $.14
  Keen focus on expense discipline with efficiency actions in 1Q2019 that enable the company to reinvest savings for growth opportunities
  Stable asset quality marked by low net charge-off ratio and decreased 30-day delinquencies compared to 4Q2018

First Quarter 2019 Financial Highlights

Diluted EPS/ Adjusted EPS[1] $0.31/ $0.35	ROA/ Adjusted ROA[1] 1.03% / 1.16%	ROCE / Adjusted ROCE[1] 9.1% / 10.3%	ROTCE1/ Adjusted ROTCE[1] 14.2% / 16.1%

1These are non-GAAP numbers that are reconciled to reported GAAP numbers in the FHN Non-GAAP to GAAP Reconciliation table.

Consolidated Highlights
Quarterly, Unaudited

				1Q19 Changes vs.
(Dollars in Thousands)	1Q19	4Q18	1Q18	4Q18	1Q18
Income Statement
Net interest income	$294,508	$302,512	$301,173	(3)%	(2)%
Noninterest income	141,045	110,274	136,017	28%	4%
Total revenues	435,553	412,786	437,190	6%	*
Provision /(Provision Credit) for loan losses	9,000	6,000	(1,000)	50%	NM
Noninterest expense	296,090	281,932	313,265	5%	(5)%
Income before income taxes	130,463	124,854	124,925	4%	4%
Provision for income taxes	27,058	24,049	29,931	13%	(10)%
Net income	103,405	100,805	94,994	3%	9%
Net income attributable to noncontrolling interest	2,820	2,910	2,820	(3)%	*
Preferred stock dividends	1,550	1,550	1,550	*	*
Net income available to common shareholders	$99,035	$96,345	$90,624	3%	9%

NIM	3.31%	3.38%	3.43%	(2)%	(3)%
Diluted Shares	319,581	323,885	330,344	(1)%	(3)%

Balance Sheet
Average Loans	$27,313,300	$27,154,643	$27,052,065	1%	1%
Average Deposits	32,497,478	31,847,754	30,208,300	2%	8%
Average Assets	40,883,192	40,302,528	40,350,724	1%	1%
Average Common Equity	4,418,180	4,339,643	4,182,861	2%	6%
NM - Not meaningful
* Amount is less than one percent.

Consolidated Highlights include:

  Revenue growth of six percent compared to 4Q2018
  Net income grew three percent from 4Q2018, and grew nine percent year-over-year
  Reported earnings per share (EPS) were $0.31, up three percent from 4Q2018
  Net interest margin declined as strong deposit growth led to higher excess cash balances generating an unfavorable impact on margin

Regional Banking Highlights
Quarterly, Unaudited

				1Q19 Changes vs.
(Dollars in Thousands)	1Q19	4Q18	1Q18	4Q18	1Q18
Net interest income	$287,157	$299,640	$293,194	(4)%	(2)%
Noninterest income	72,117	69,208	79,963	4%	(10)%
Total revenues	359,274	368,848	373,157	(3)%	(4)%
Provision for loan losses	13,958	7,850	4,458	78%	NM
Noninterest expense	199,959	206,372	201,749	(3)%	(1)%
Income before income taxes	$145,357	$154,626	$166,950	(6)%	(13)%
NM - Not meaningful

Regional Banking highlights include:

·  Regional Banking had strong deposit and loan growth driven by increases in key markets and specialty lending.

  Period-end deposits in key markets grew as follows (all comparisons to 4Q2018):
  - Mid-Atlantic region, up four percent
  - South Florida, up three percent
  - Tennessee, up three percent
  Period-end loans grew as follows:
  - Total period-end loans grew two percent from 4Q2018, and are up four percent year-over-year
  - Specialty loans grew four percent from 4Q2018, and are up seven percent year-over-year

  Specialty loans continued to drive higher returns and profitability and comprise nearly 40 percent of the Regional Banking loan portfolio

Fixed Income Highlights
Quarterly, Unaudited

				1Q19 Changes vs.
(Dollars in Thousands)	1Q19	4Q18	1Q18	4Q18	1Q18
Net interest income	$7,322	$9,002	$8,475	(19)%	(14)%
Noninterest income	53,807	39,678	45,605	36%	18%
Total revenues	61,129	48,680	54,080	26%	13%
Noninterest expense	51,227	46,947	49,931	9%	3%
Income before income taxes	$9,902	$1,733	$4,149	NM	NM
NM - Not meaningful

Fixed Income Highlights include:

  Federal Reserve’s recent economic commentary and outlook for interest rates favorably impacted 1Q2019 fixed income activity
  Fixed Income average daily revenue increased 48 percent from 4Q2018 and increased 17 percent year-over-year
  Total revenues grew 26 percent from 4Q2018, and are up 13 percent year-over-year

Capital and Liquidity Highlights
Quarterly, Unaudited

				1Q19 Changes vs.
(Dollars in Thousands)	1Q19	4Q18	1Q18	4Q18	1Q18
Common dividends declared	$44.3	$38.4	$39.2	15%	13%
Preferred dividends declared	1.6	1.6	1.6	*	*
Share repurchases	51.5	80.5	—	(36)%	NM
Capital Ratios (a)
Common Equity Tier 1	9.66%	9.77%	8.98%
Tier 1	10.69%	10.80%	9.98%
Total Capital	11.82%	11.94%	11.25%
Leverage	9.02%	9.09%	8.50%
(a) Regulatory capital ratios calculated under the Basel III risk-based capital rules as phased-in; current quarter is an estimate.
NM - Not meaningful
* Amount is less than one percent.

Capital Highlights include:

  Declared $0.14 per common share quarterly dividend in 1Q2019, which was paid on April 1, 2019
  During 1Q2019, repurchased 3.5 million shares for $51.5 million with a weighted average price of $14.85
  Capital levels are strong; deployed capital effectively to shareholders through share buybacks and dividend increases

Asset Quality Highlights
Quarterly, Unaudited

				1Q19 Changes vs.
(Dollars in Thousands)	1Q19	4Q18	1Q18	4Q18	1Q18
Allowance for loan losses	$184,911	$180,424	$187,194	2%	(1)%
Allowance / loans %	0.66%	0.66%	0.69%
Net Charge-offs	$4,513	$11,535	$1,361	(61)%	NM
Net charge-offs %	0.07%	0.17%	0.02%
Nonperforming Loans (a)	$181,625	$147,749	$132,031	23%	38%
NPL %	0.65%	0.54%	0.48%
30+ delinquencies	63,693	75,164	79,352	(15)%	(20)%
30+ delinquencies %	0.23%	0.27%	0.29%
(a) Excludes loans held-for-sale.
NM - Not meaningful

Asset Quality Highlights include:

  Net charge-off ratio was seven basis points, down 10 basis points from 4Q2018
  Allowance to loans ratio remains steady from 4Q2018 at 66 basis points and is down three basis points year-over-year
  30-day delinquencies are down 15 percent from 4Q2018, and are down 20 percent year-over-year

Use of Non-GAAP Measures
Several financial measures in this release are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. The non-GAAP items presented in this release are adjusted earnings per share ("EPS"), adjusted return on average assets ("ROA"), adjusted return on average common equity (“ROCE”) and return on tangible common equity ("ROTCE"). These profitability measures are reported to First Horizon’s management and directors through various internal reports. First Horizon’s management believes these measures are relevant to understanding the financial results of First Horizon and its business segments. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by First Horizon. First Horizon has reconciled each of these measures to a comparable GAAP measure below:

FHN NON-GAAP TO GAAP RECONCILIATION
Quarterly, Unaudited
(Dollars and shares in thousands, except per share data)

Adjusted Diluted EPS		1Q19
Net income available to common ("NIAC") (GAAP)	a	$99,035
Plus Tax effected notable items (Non-GAAP) (a)		$13,660
Adjusted NIAC (Non-GAAP)	b	$112,695

Diluted Shares (GAAP)	c	319,581

Diluted EPS (GAAP)	a/c	$0.31
Adjusted diluted EPS (Non-GAAP)	b/c	$0.35

Adjusted Return on Average Assets ("ROA")		1Q19
Net Income ("NI") (GAAP)		$103,405
Plus Tax effected notable items (Non-GAAP) (a)		$13,660
Adjusted NI (Non-GAAP)		$117,065

NI (annualized) (GAAP)	d	$419,365
Adjusted NI (annualized) (Non-GAAP)	e	$474,764

Average assets (GAAP)	f	$40,883,192

ROA (GAAP)	d/f	1.03%
Adjusted ROA (Non-GAAP)	e/f	1.16%

Adjusted Return on Average Common Equity ("ROCE")/ Return on Average Tangible Common Equity ("ROTCE")		1Q19
NIAC (GAAP)		$99,035
Plus Tax effected notable items (Non-GAAP) (a)		$13,660
Adjusted NIAC (Non-GAAP)		$112,695

NIAC (annualized) (GAAP)	g	$401,642
Adjusted NIAC (annualized) (Non-GAAP)	h	$457,041

Average Common Equity (GAAP)	i	$4,418,180
Intangible Assets (GAAP) (b)		$1,584,694
Average Tangible Common Equity (Non-GAAP)	j	$2,833,486

ROCE (GAAP)	g/i	9.09%
Adjusted ROCE (Non-GAAP)	h/i	10.34%

ROTCE (Non-GAAP)	g/j	14.17%
Adjusted ROTCE (Non-GAAP)	h/j	16.13%

(a) 1Q19 includes $12.2 million of pre-tax restructuring-related expenses associated with efficiency initiatives and $5.7 million of pre-tax acquisition-related expenses primarily associated with the Capital Bank Financial Corp. (“CBF”) acquisition, which impact certain performance measures, and have been adjusted using an incremental tax rate of approximately 23 percent.

(b) Includes goodwill and other intangible assets, net of amortization.

Conference call
Management will hold a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of www.FirstHorizon.com.  The call and slide presentation may involve forward-looking information, including guidance.

Callers wishing to participate may call toll-free starting at 8:15 a.m. CT on April 16 by dialing 888-317-6003 and entering access code 7877722. The number for international participants is 412-317-6061 and the access code is 7877722.

Participants can also listen to the live audio webcast with the accompanying slide presentation through the investor relations section of www.fhnc.com. A replay will be available from noon CT on April 16, until midnight CT on April 30. To listen to the replay, dial 877-344-7529 or 412-317-0088. The access code is 10129815. The event also will be archived and available beginning April 16 by midnight CT in the events and presentations section of http://ir.fhnc.com.

Disclaimers and Other Information
This communication contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in First Horizon's annual report on Form 10-K and other recent filings with the SEC. First Horizon disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments or changes in expectations.

About First Horizon
First Horizon National Corp. (NYSE:FHN) provides financial services through its Capital Bank, First Tennessee Bank, FTB Advisors, and FTN Financial businesses. The banking subsidiary was founded in 1864, has the 14th oldest national bank charter in the country and the largest deposit market share in Tennessee. The company operates more than 250 bank locations across the Southeast and 28 FTN Financial offices across the U.S. FTB Advisors wealth management group has more than 300 financial professionals and about $4.8 billion in assets under management. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional customers in the U.S. and abroad. The company has been ranked by American Banker magazine among the Top 10 Most Reputable U.S. banks and as one of the nation’s best employers by the National Association for Female Executives and Fortune magazine. More information is available at www.FirstHorizon.com.

FHN-G

CONTACT:
First Horizon Investor Relations, Aarti Bowman, (901) 523-4017
First Horizon Media Relations, Silvia Alvarez, (901) 523-4465

A PDF accompanying this announcement is available at
http://ml.globenewswire.com/Resource/Download/ca037e03-e4bb-4969-9e0b-2a9cbe2e7211